EXHIBIT 21

                                  SUBSIDIARIES

The First National Bank of Ipswich

First Ipswich Insurance Agency, Inc.*

First Ipswich Securities Corporation*

First Ipswich Securities II Corporation*

First Ipswich Securities III Corporation*

Ipswich Capital Investment Corp.*

First Ipswich Statutory Trust I

First Ipswich Statutory Trust II

* Subsidiary of The First National Bank of Ipswich